                                                                      EXHIBIT 12

                        GTE CORPORATION AND SUBSIDIARIES
        Statements of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


                                                                                     Years Ended December 31,
                                                             Nine Months Ended   ------------------------------------
                                                             September 30, 1999    1998          1997          1996
                                                             ------------------  --------      --------      --------
                                                                                        (Dollars in Millions)

Net earnings available for fixed charges:
  Income before extraordinary charges                              $  3,056      $  2,492      $  2,794      $  2,798
  Add (deduct):
     - Income taxes                                                   1,754         1,553         1,624         1,614
     - Interest expense                                                 992         1,397         1,283         1,146
     - Capitalized interest (net of amortization)                        (8)           (7)          (13)          (35)
     - Preferred stock dividends of Parent                               --            --            --            --
     - Dividends on preferred securities of subsidiaries                 72            98           101           106
     - Additional income requirement on preferred dividends of
         subsidiaries                                                     2             5             7            10
     - Minority interests                                                25           199           155           149
     - Portion of rent expense representing interest                     99           155           133           131
                                                                   --------      --------      --------      --------
                                                                      5,992         5,892         6,084         5,919
  Deduct - Minority interests                                           (37)         (329)         (280)         (263)
                                                                   --------      --------      --------      --------

Adjusted earnings                                                  $  5,955      $  5,563      $  5,804      $  5,656
                                                                   ========      ========      ========      ========


Fixed charges:
  Interest expense                                                 $    992      $  1,397      $  1,283      $  1,146
  Dividends on preferred securities of subsidiaries                      72            98           101           106
  Additional income requirement on preferred dividends of
    subsidiaries                                                          2             5             7            10
  Portion of rent expense representing interest                          99           155           133           131
                                                                   --------      --------      --------      --------

                                                                      1,165         1,655         1,524         1,393
  Deduct - Minority interests                                           (25)          (60)          (66)          (68)
                                                                   --------      --------      --------      --------
Adjusted fixed charges                                             $  1,140      $  1,595      $  1,458      $  1,325
                                                                   ========      ========      ========      ========


RATIO OF EARNINGS TO FIXED CHARGES                                     5.22(a)       3.49(b)       3.98          4.27

                                                                   Years Ended December 31,
                                                                   -----------------------
                                                                      1995          1994
                                                                    --------      --------
                                                                     (Dollars in Millions)

Net earnings available for fixed charges:
  Income before extraordinary charges                               $  2,538      $  2,441
  Add (deduct):
     - Income taxes                                                    1,466         1,532
     - Interest expense                                                1,151         1,139
     - Capitalized interest (net of amortization)                        (23)           (6)
     - Preferred stock dividends of Parent                                 6            10
     - Dividends on preferred securities of subsidiaries                  98            18
     - Additional income requirement on preferred dividends of
         subsidiaries                                                     10            12
     - Minority interests                                                145           140
     - Portion of rent expense representing interest                     128           140
                                                                    --------      --------
                                                                       5,519         5,426
  Deduct - Minority interests                                           (246)         (243)
                                                                    --------      --------

Adjusted earnings                                                   $  5,273      $  5,183
                                                                    ========      ========


Fixed charges:
  Interest expense                                                  $  1,151      $  1,139
  Dividends on preferred securities of subsidiaries                       98            18
  Additional income requirement on preferred dividends of
    subsidiaries                                                          10            12
  Portion of rent expense representing interest                          128           140
                                                                    --------      --------

                                                                       1,387         1,309
  Deduct - Minority interests                                            (70)          (68)
                                                                    --------      --------
Adjusted fixed charges                                              $  1,317      $  1,241
                                                                    ========      ========


RATIO OF EARNINGS TO FIXED CHARGES                                      4.00          4.18


(a) Excluding pretax special items of $(1,026) million, or $(605) million after-tax (see Note 3 in Part I. Financial Information), the Company's ratio of earnings to fixed charges for the nine months ended September 30, 1999 would have been 4.32.

(b) Excluding pretax special items of $755 million, or $482 million after-tax (see Note 3 in Part I. Financial Information), the Company's ratio of earnings to fixed charges for the year ended December 31, 1998 would have been 3.96.